Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES COMPLIANCE WITH NASDAQ STOCK MARKET UNDER LISTING RULE 5250(C)(1)

RANCHO CORDOVA, Calif – June 25, 2015 – Cesca Therapeutics, Inc. (NASDAQ:KOOL), an autologous cell-based regenerative medicine company, today announced that the Company has received a letter from the office of Nasdaq Listings Qualifications dated June 24, 2015, indicating that the Company complies with Nasdaq Listing Rule 5250(c)(1) because the Company has filed its Forms 10-Q for the periods ended December 31, 2014 and March 31, 2015 with the U.S. Securities and Exchange Commission.

About Cesca Therapeutics Inc.
Cesca Therapeutics Inc. (www.cescatherapeutics.com) is engaged in the research, development and commercialization of autologous cell-based therapeutics for use in regenerative medicine. The Company is a leader in the development and manufacture of automated blood and bone marrow processing systems that enable the separation, processing and preservation of cell and tissue therapy products.  These include:

·	SurgWerks™; proprietary stem cell therapy point-of-care kits for the treatment of vascular and orthopedic indications that integrate the following indication specific elements:
·	Cell harvesting
·	Cell processing and selection
·	Cell diagnostics
·	Cell delivery
·	CellWerksTM; a proprietary stem cell laboratory kit for the processing of target cells used in the treatment of oncological and hematological disorders.
·	The AutoXpress® (AXP); a proprietary automated device, along with companion sterile blood processing disposables, for the harvesting of stem cells from cord blood.
·
The MarrowXpress® (MXP); a derivative product of the AXP and its accompanying disposable bag set, for the isolation and concentration of stem cells from bone marrow. Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes while retaining over 90% of mononuclear cells (MNCs).

·
The Res-Q™ 60 (Res-Q); a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates for bone marrow concentrate (BMC) and whole blood for platelet rich plasma (PRP).

·	The BioArchive® System; an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries, for cryopreservation and archiving of cord blood stem cell units for transplant.

Contact: Cesca Therapeutics Inc. http://www.cescatherapeutics.com

Investor Contact: Kirin Smith, ProActive Advisory Group + 1-646-863-6519, or ir@cescatherapeutics.com